Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

As of December 31, 2015, CVS Health Corporation had the following significant subsidiaries:

Caremark, L.L.C. (a California limited liability company)
CaremarkPCS Health, L.L.C. (a Delaware limited liability company)
Caremark Rx, L.L.C. (a Delaware limited liability company)(1)
CVS Caremark Part D Services, L.L.C. (a Delaware limited liability company)
CVS Pharmacy, Inc. (a Rhode Island corporation)(2)
Omnicare, Inc. (a Delaware corporation)(3)
SilverScript Insurance Company (a Tennessee corporation)

(1)
Caremark Rx, L.L.C., the parent of the Registrant’s pharmacy services subsidiaries, is the immediate or indirect parent of many mail order, pharmacy benefit management, infusion, Medicare Part D, insurance, specialty mail and retail specialty pharmacy subsidiaries, all of which operate in the United States and its territories.

(2)
CVS Pharmacy, Inc. is the immediate or indirect parent of approximately 48 entities that operate drugstores, all of which drugstores are in the United States and its territories except approximately 44 drugstores that are operated by Drogaria Onofre Ltda., a Brazil limited liability company that is an indirect subsidiary of CVS Pharmacy, Inc.

(3)
Omnicare, Inc., the parent of the Registrant’s long-term care subsidiaries, is the immediate or indirect parent of many long-term care subsidiaries, all of which operate in the United States and its territories.